Exhibit 99.2

Re: Team Update

Dear fellow team members:

I am very pleased to announce that A. Hadi Chaudhry will be assuming the role of CEO on March 29th, the effective date of our brand merger to “CareCloud.” At the same time, I will remain on the Board of Directors and officially transition to the role of Chief Strategy Officer, with a concentrated focus on M&A growth, an area I’m particularly passionate about. This transition also creates some flexibility that doesn’t exist in a CEO role, enabling me to dedicate some time to pro bono public interest legal work, consistent with a promise I made to myself as I graduated law school 20 years ago.

Serving as CEO has been a true privilege and I want to personally thank each of you for the important role that you have played, and will continue to play, in helping us accomplish our mission as we empower more than 40,000 providers to achieve their full potential. Enabling healthcare providers to better meet the needs of our families and communities is very important and meaningful work, and each of you should be exceptionally proud of the role you play in making it happen.

As we think about our most recent year, it goes without saying that 2020 presented unique challenges for the world and for our customers. But you rose to the challenges, and in the midst of providing world-class support to our heroic healthcare provider customers, we were blessed to be able to continue growing by ‘leaps and bounds’ including:

●	68% year-over-year revenue growth;
●	More than 100% growth in our bookings;
●	Greater than 200% growth in our healthcare provider customer base;
●	The closing of our 25th and 26th acquisition (and our 2 largest to date); and
●	Record adjusted EBITDA.

As an executive team, we are convinced that we have never been on more solid footing and that our best days lie ahead. I have worked closely with Hadi for years, as a colleague and a friend, and I know that he will do an outstanding job leading our company in the next phase of our growth.

I couldn’t be more excited to have the privilege of supporting Hadi and continuing to partner with him and the rest of our team as we pursue the corporate mission first articulated by Mahmud, our Founder and Executive Chairman, in 2001. This transition sets us up for continued success as we pursue market opportunities, and in the process, continue to break new records.

2021 and beyond will continue to be transformative years for our company as we further solidify our position as a market leader. Let’s continue to stay focused on our mission and please join me in welcoming Hadi as our new CEO!

Warm regards,

Stephen